KPMG Peat Marwick LLP






The Board of Directors
Disc Graphics, Inc.

We consent to incorporation in the registration statement No. 333-28013 on Form S-8 of Disc Graphics, Inc. of our report dated January 28, 1998, relating to the consolidated balance sheets of Disc Graphics, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 and related schedule, which report appears in the December 31, 1997, annual report on Form 10-K of Disc Graphics, Inc.



                                                        /s/KPMG Peat Marwick LLP
Jericho, New York
March 30, 1998